LIFE PARTNERS PREDICTS RECORD EARNINGS

WACO, TX — June 16, 2008 — Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., today predicted record earnings as it issued guidance for its first fiscal quarter ended May 31, 2008. Life Partners expects to report first quarter earnings of approximately $0.52 per share compared with earnings of $0.40 per share last year. Results for the quarter are expected to show a 33% increase in earnings over the same period last year and a 40% increase over the immediately preceding quarter. All earnings per share calculations are adjusted to account for the 5-for-4 stock split in September 2007.

For its first quarter ended May 31, 2008, Life Partners expects to report over $24 million in revenues, a 39% increase over the $17.6 million it reported for the first quarter of last year.

Among the key financial results which LPHI expects to report are:

FIRST FISCAL QUARTER
	Ended 5-31-2008	Ended 5-31-2007	% of Change
Revenues	$24.4 million	$17.6 million	39% increase
Income from Operations	$9.4 million	$6.8 million	39% increase
Pre-tax Income	$9.8 million	$7.0 million	40% increase
Net Income	$6.2 million	$4.7 million	32% increase
Earnings Per Share	$.52 per share	$0.40 per share	30% increase

BALANCE SHEET COMPARISON
	As of 5-31-2008	As of 5-31-2007	% of Change
Current Assets	$32.3 million	$15.5 million	108% increase
Current Liabilities	$10.7 million	$7.0 million	53% increase
Current Ratio	3.0 : 1	2.2 : 1
Working Capital	$21.6 million	$8.5 million	154% increase
Total Assets	$40.0 million	$19.5 million	105% increase
Total Liabilities	$11.5 million	$7.4 million	55% increase
Shareholder Equity	$28.4 million	$12.1 million	135% increase

Life Partners also released its preliminary consolidated balance sheet and income statement for the quarter ended May 31, 2008:

LIFE PARTNERS HOLDINGS, INC.
PRELIMINARY CONSOLIDATED BALANCE SHEET COMPARISON
QUARTERS ENDED MAY 31, 2008 AND 2007
(2008 unaudited)
ASSETS
	Quarter Ended May 31, 2008	Quarter Ended May 31, 2007
CURRENT ASSETS:
Cash	$10,075,251	$5,411,093
Investment in securities	5,037,421	4,692,730
Accounts receivable - trade	15,940,974	5,045,362
Accounts receivable - employees	58,831	75,476
Accounts receivable - other	120,168	100,000
Notes receivable	535,356	-
Prepaid expenses	538,999	176,858
Total current assets	32,307,000	15,501,519
PROPERTY AND EQUIPMENT:
Land and building	2,128,785	958,103
Proprietary software	482,946	421,187
Furniture, fixtures and equipment	1,061,439	670,945
Transportation equipment	145,300	139,500
	3,818,469	2,189,735
Accumulated depreciation	(1,217,815)	(939,756)
Total property and equipment	2,600,655	1,249,979
OTHER ASSETS:
Investments in policies	2,162,688	662,771
Deferred income taxes	831,700	771,700
Artifacts and other	2,035,366	1,326,316
Total other assets	5,029,754	2,760,787
Total Assets	39,937,409	19,512,285
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	6,018,523	2,998,721
Accrued liabilities - contingencies and other	780,502	1,102,074
Current portion of long-term debt	39,652	54,687
Short-term notes payable	-	1,057,152
Deferred Revenue	272,150	260,050
Income taxes payable	3,636,320	1,576,757
Total current liabilities	10,747,147	7,049,441
LONG-TERM DEBT, net of current portion shown above	765,708	335,628
SHAREHOLDERS’ EQUITY
Common Stock, $0.01 par value 18,750,000 shares authorized, 12,019,483 shares and outstanding	120,194	120,194
Additional paid-in capital	11,490,360	11,490,360
Retained earnings	19,093,311	925,347
Accumulated other comprehensive loss, net of taxes	(644,248)	(36,544)
Less: Notes receivable issued for common stock	-	(372,141)
Less: Treasury stock - 132,270 shares	(1,635,064)	-
Total shareholders' equity	28,424,554	12,127,216
Total liabilities & shareholders' equity	39,937,409	19,512,285

LIFE PARTNERS HOLDINGS, INC.
PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
FOR QUARTERS ENDED MAY 31, 2008 AND 2007
(2008 unaudited)

	Quarter Ended May 31, 2008	Quarter Ended May 31, 2007
REVENUES	$24,438,146	$17,578,976

BROKERAGE FEES	12,177,872	8,677,703

REVENUES, NET OF BROKERAGE FEES	12,260,274	8,901,273

OPERATING AND ADMINISTRATIVE EXPENSES:
General and administrative	2,590,790	1,807,045
Settlement costs	145,519	203,475
Depreciation and amortization	76,964	58,647
	2,813,273	2,069,167
INCOME FROM OPERATIONS	9,447,001	6,832,106

OTHER INCOME (EXPENSES):
Interest and other income	386,684	355,707
Interest expense	(19,402)	(32,124)
Premium advances, net	(13,853)	(142,623)
Realized gain on investments	-	10,540
	353,430	191,500
INCOME BEFORE INCOME TAXES	9,800,430	7,023,606

INCOME TAXES:
Current tax expense	3,636,320	2,306,559
Deferred tax benefit	(84,463)	(6,899)
	3,551,857	2,299,660
NET INCOME	$6,248,573	$4,723,946

EARNINGS PER SHARE	$.52	$0.40
AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	11,909,910	11,955,683

Brian Pardo, Chief Executive Officer, said, “Because of our continued growth within the growing life settlement industry, this has been the best quarter in the history of our company. Our business model deals exclusively with real assets with inherent value and does not rely on credit to provide diversification from the financial markets. That formula has become extremely attractive to investors and we expect that interest to continue. We expect our strong financial performance to underscore the substantial value of our company when compared to other stocks in the financial services sector.”

The Company plans to report its earnings in its Form 10-Q to be filed with the Securities and Exchange Commission on or about July 10, 2008.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 71,000 transactions for its worldwide client base of over 19,000 high net worth individuals and institutions in connection with the purchase of almost 6,000 policies totaling over $1.2 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797 or info@ LPHI.com

Visit our website at: www.lphi.com